Dated ____ October 2009

Star Biotechnology Limited

and

Clenergen Corporation

LICENCE FOR

Polyploidy Paulownia Mother Stock

Supplied by Arbourtech

For

Power Generation Industry

In

India and Sri Lanka

Stephen von Peltz
Oriental Development Services Pte Ltd
161 Killiney Road
#03-01 Claremont
Singapore 239569

TABLE OF CONTENTS

Contents Page

This Agreement is made on ____ October 2009 between:

(1) Star Biotechnology Limited a Mauritius Company registered number 48258 G2/GBL whose registered office is at Suite 308, St. James Court, St Denis Street, Port Louis, Republic of Mauritius but whose address for service within the jurisdiction is at 161 Killiney Road, #03-01 Claremont, Singapore 239569 ("Licensor"); and

(2) Clenergen Corporation a Company registered in Nevada USA, (registration number E0255572005-3 whose registered office is at 6165 NW 123rd Lane, Coral Springs, Florida 33076, United States of America, but whose representative office is at Bath House, 8 Chapel Place, London EC2A 3DQ, United Kingdom, but whose address for service within the jurisdiction is c/o Christopher Yong, Legal 21 LLC of 4 Robinson Road, #10-01 CGU Insurance Centre, Singapore, 048543 ("Licensee")

Whereas:

(A) Licensor is the legal and equitable owner of certain intellectual property comprising the Polyploidisation Process, technology which enables the polyploidal adaptation of plant and other organic material, and the associated Know-how.

(B) Licensor agrees to grant Licensee an exclusive licence for the modification of Paulownia strains supplied by Arbourtech for the Licensed Territory using the Polyploidisation Process and Know-how that is wholly, legally and beneficially owned by the Licensor, subject to the terms and conditions set out below.

(C) Licensor agrees to grant the licence on the basis that ArbourTech will be the exclusive and only party to carry out all modifications of Paulownia mother stock originating from Australia pursuant to this licence granted, subject to Licensor's ownership of all Intellectual Property rights.

It is agreed as follows:

1 Interpretation

In this Agreement unless the context otherwise requires:

1.1 Definitions

"Affiliate" means a Subsidiary or Holding Company of the Licensee, and a Subsidiary of any such Holding Company. For the purpose of this definition, the words Subsidiary and Holding Company shall have the meanings respectively ascribed to them by the Companies Act (Cap 50);

"ArbourTech" means Arbour Technologies Pty Ltd (A.C.N. 114 939 954), which has the sole authority from the Licensor to undertake the Polyploidisation Process and carry out research and development using the Confidential Information for the production of Future IP and any Licensed Product.

"Auditor" means a firm of chartered accountants entitled to practice accountancy and also to be auditors of companies registered in Singapore.

"Audited Accounts" means annual accounts prepared by a licensed accounting firm and audited by the Auditor.

"Business Day" means a day other than a Saturday, Sunday or public holiday in Singapore;

"Commencement Date" means the date on which the parties executed this Agreement and after the board of the Licensee has approved the Agreement and have provided written evidence and confirmation to this fact;

"Confidential Information" means the terms of this Agreement, the Products (including appearance, characteristics, genetic-make up and other traits), Licensor IP, Future IP and any other correspondence, documentation or information provided by the Licensor or its nominees to the Licensee under, or for the purposes of or of entry into, this Agreement. It does not apply to information already within the public domain (other than as a result of a breach of this Agreement) or which a party demonstrates was known to it (other than because of disclosure by the other party) before this Agreement or subsequently became known to it, without breach of this Agreement, from any other party who directly or indirectly had no breach of any obligation of confidentiality to the Licensor.

"Future IP" means Intellectual Property that arises or could arise as a result of application or further development of the Polyploidisation Process or from experimentation or testing of the Polyploidisation Process by Arbourtech laboratories;

"GST" means Goods and Services Tax as defined in Goods & Services Tax Act (Cap 117A);

"Improvement" means any improvement in or modification of the Licensed Product and any new Know-how or invention (whether patented or the subject of patent applications or otherwise) whereby the Licensed Product may be manufactured or used more advantageously or more economically;

"Intellectual Property" includes any invention, copyright, trade mark (registered or unregistered), trade mark application, domain name, business name, company name, moral right, design right, any patents which may be granted on such applications, any further patents applied for within a year of the Effective Date in respect of inventions and any amendments, extensions (including Supplementary Protection Certificates granted in the European Union or similar rights elsewhere in the Licensed Territory), divisional applications, continuations-in-part or re-issues based on any of them; Know-how (as defined herein) and Confidential Information (as defined), and any right to use any of them;

"Know-how" means the Arbourtech Polyploidisation Process, all confidential technical information whether or not disclosed by Licensor to Licensee under this Agreement including all drawings, test reports, operating and testing procedures, practices and know-how, instruction manuals, bills of materials, recipes and formulae, tables of operating conditions and the like relating to the application of the Polyploidisation Process to a plant species.

"Licensed Product" means any product whose manufacture, production, use or sale would, in the absence of a licence from the Licensor, constitute direct, indirect, contributory or any other type of infringement or other breach of one or more claims of Patents (as applicable) and/or constitute unauthorised use of the Know-how or Intellectual Property belonging to the Licensor;

"License Fee" means the fees set out in clauses 4 and 5

"Licensed Territory" means India and Sri Lanka;

"Licensee's Laboratory" means the facilities currently used by the Licensee or such other laboratory as Licensee may use from time to time;

"Licensee's Records address" means the Licensee's offices at 6165 NW 123rd Lane, Coral Springs ,Florida 33076, United States of America, but whose representative office is at Bath House, 8 Chapel Place, London EC2A 3DQ, United Kingdom, but whose address for service within the jurisdiction is c/o Christopher Yong, Legal 21 LLC of 4 Robinson Road, #10-01 CGU Insurance Centre, Singapore, 048543 or such other address as is notified in writing to the Licensor from time to time;

"Licensor IP" means any Intellectual Property relating to the Arbourtech Polyploidisation Process, Know-How and the Products whether owned by the Licensor or by the Licensee, that may exist from time to time;

"Licensor's Laboratory" means ArbourTech's facilities at 981 Tamborine Oxenford Road, Wongawallan, Queensland, Australia or at the Licensee's Laboratory at the date hereto or such other address as is notified in writing to the Licensor from time to time;

"Polyploidisation Process" means the process by which the Licensor or ArbourTech alters the genetic make-up of an organism so that cells of that organism contain an increased number of chromosomes and/or are genomically adapted for specific environmental conditions;

"Products" means all plants that have undergone the Polyploidisation Process performed by the Licensor or its nominee

"Third Party Claim" means a claim, whether litigated or not and whether true or not which is commenced by a third party against the Licensee alleging that the Product infringes an Intellectual Property right of that third party;

"Year" means each 12 month period commencing on 1 January throughout the term of this Agreement except that the first Year shall commence on the Effective Date and end on 31 December and the last Year shall commence on 1 January and end on the date of termination of this Agreement.

1.2 Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

1.2.1 The singular includes the plural and conversely.

1.2.2 A gender includes all genders.

1.2.3 If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.2.4 A reference to includes or including should be construed without limitation.

1.2.5 A reference to a person, corporation, trust, partnership, unincorporated

body or other entity includes any of them.

1.2.6 A reference to a Clause, Schedule or Annexure is reference to a clause of, or a schedule or annexure to, this Agreement, and a reference to a paragraph is to a paragraph of the same Clause or Schedule unless the context requires otherwise.

1.2.7 A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

1.2.8 A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and assigns (and, where applicable, the party's legal personal representatives).

1.2.9 A reference to legislation or to provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

1.2.10 A reference to conduct includes an omission, statement and undertaking, whether or not in writing.

1.2.11 A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement whether or not in writing and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

1.2.12 A reference to writing includes a facsimile transmission and any means of reproducing words in tangible and permanently visible form.

1.2.13 A reference to any professional body includes the successors of that body.

1.2.14 A reference to a year or to a month is to a calendar year or a calendar month respectively.

1.2.15 A reference to dollars and $ is to US dollar currency unless otherwise indicated.

1.2.16 A reference to party is a reference to a party to this Agreement.

1.3 Payments due on Business Days

If any amount becomes payable under this Agreement on a day which is not a Business Day, that amount is payable on the next Business Day.

1.4 Consents or approval

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its

absolute discretion. If consent or approval is given subject to conditions, the other party must comply with those conditions.

1.5 Modification and re-enactment of statutes

References to a statutory provision include that provision as from time to time modified or re-enacted.

1.6 Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.7 Legal terms

References to any English legal term shall, for any jurisdiction other than United Kingdom, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2 Licence

2.1 Licence

Licensor hereby grants to Licensee an exclusive licence, to use the Intellectual Property of the Licensor, including any and all Future IP developed by the Licensor sufficient to allow the Licensees to:-

2.1.1 modify Paulownia species originating from Australia by means of the Polyploidisation Process and Know-How solely for use in the power generation industry in the Licensed Territory; and

2.1.2 commercially exploit such Products in the power generation industry within the Licensed Territory, including marketing, promoting and advertising the use of the Licensors IP.

2.2 Condition

The Licensee agrees that the licence is granted on the condition that all modifications and or research and development relating to, the Polyploidisation Process for Paulownia originating from Australia will be carried out solely by ArbourTech, and will in any event be subject to Licensor's rights under clause 8.2.

2.3 General

Licensee shall not assign, transfer, charge, encumber or otherwise deal with the whole or any part of this Agreement or the licence or any rights contained herein other than in accordance with the provisions of Clause 3 hereafter.

2.4 Term

The Term of this Licence will be for 15 years from the date hereof unless terminated earlier pursuant to clause 12 and provided there have been no material breaches the Licensor will entertain favorably an extension of a further 15 years subject to any necessary variations as may be mutually agreed not more than one year before the expiration of 15 years from the

date hereof.

2.5 Use of the Licensor's name or identity

The Licensee shall not:

2.5.1 make, or cause to be made, any use of the Licensor's name, property or brand identity (including company names, business names, trade marks or domain names) whether in a trade mark sense or otherwise, except with the prior written consent of the Licensor;

2.5.2 expressly or implicitly state that the Licensee or any officer or related body corporate of the Licensee has any affiliation with, or approval, of the Licensor;

2.5.3 publicise the existence of this Agreement or its terms in any way (except that the Licensor may consent and agree in writing to), or

2.5.4 act in any way which might cause damage or harm (whether quantifiable or otherwise) to the Licensor's brand and reputation.

2.6 Use of Licensee's Identity

The Licensor shall be permitted to make such reasonable use of the Licensee's identity (including, for reasonable marketing and promotional purposes) as it sees fit provided that:

2.6.1 such use does not disclose the terms of this Agreement to an unreasonable extent; and

2.6.2 such use is materially correct.

2.6.3 Such use is submitted in documentary form by the Licensor to the Licensee before it is published or used and the Licensee undertakes to act expeditiously in approving the same or signifying it breaks the provisions of clause 2.5

2.6 For the avoidance of doubt, to the extent that any of the Know-how includes copyright works and pursuant to the licence granted in Clause 2.1, Licensor also grants a non-exclusive licence to the Licensee to copy, reproduce and adapt such copyright material in order to make, have made, use and sell the Licensed Product and to use the copyright works in advertising matter, instruction books, packaging materials and the like in relation to such Licensed Product.

2.7 On termination of this Agreement Licensee shall immediately cease using the Know-how and will:

2.7.1 deliver to Licensor all documents embodying the Know-how in its possession or control; and

2.7.2 return any documents embodying the Know-how provided to any third parties to the Licensor and pay any costs including costs on an indemnity basis of the Licensor in obtaining the same in the event of any failure or inability of the Licensee in so doing.

2.8 Licensor and Licensee shall each bear their own costs of and incidental to this Agreement.

3 Sub-licensing

3.1 Subject to this clause, the Licensee shall not be entitled to sub-licence any part of the rights granted under this Agreement, unless to an Affiliate, other than with the prior written approval of the Licensor, which will only be considered if the form of proposed sub-licence is provided to the Licensor together with such request for approval not later than 3 months before it is intended to be granted but the Licensor shall have sole discretion as to whether to grant the same and the terms and conditions for such approval.

3.2 Any sub-licenses that may be granted pursuant to this Agreement shall contain the limitations set out in this Agreement (other than clause 11.1). In accordance with clause 2.1 and 2.2, the sub-licence must provide that all research and development relating to the Polyploidisation Process will be carried out solely by ArbourTech for mother stock originating from Australia. Licensee shall be responsible as between itself and Licensor for the observance by its sub-licensees of the obligations contained in this Agreement as if such sub-licensees were party to this Agreement.

3.3 On termination of this Agreement all sub-licenses granted under this Agreement shall automatically terminate but Licensor may, in its absolute discretion, agree to treat any sub-licence as a continuing licence on terms to be agreed.

3.4 A sub-licence granted under this Agreement by Licensee to an Affiliate shall terminate immediately if such Affiliate ceases to be an Affiliate or, in the case of a Subsidiary, if Licensee sells the business of such Subsidiary.

4 Payment

4.1 The Licensee will pay on the signing hereof, the sum of US$ 500,000 to the Licensor.

4.2 Subject to the remaining provisions of this Licence the Licensee shall also pay a maintenance fee per acre or part thereof in respect of any polyploidy Paulownia originating from the Arbourtech's mother stock planted by the Licensee or any Affiliate of Licensee within the Licensed Territory. The first payment will be due 18 months from the completion of the of the planting of an initial supply of Polyploidy Paulownia mother stock. It is understood that STAR and ArbourTech will supply the genetics ex Queensland, Australia, but the Licensee will have the obligation to micro propagate saplings within 18 months. Such payment will be based on the following planting schedule:-

0-1500 acres	US$50.00 per acre
1501-3000 acres	US$40.00 per acre
3001-5000 acres	US$30.00 per acre
5001-upwards	US$20.00 per acre

Fees will be paid within 30 days from the date of completion of planting of each acre according to this formula as adjusted. STAR will retain the rights to engage an accredited third party to perform verification on the total acreage planted.

Such a maintenance fee to be adjusted upwards or downwards every 5th year by the increase or decrease in the Retail Price Index or a mutually agreed upon similar Index in U.S.A.

4.3 The one time Licence Fee and annual maintenance fees referred to in clause 4.1 and 4.2 shall be paid by the Licensee in accordance with clause 4.1 and 4.2.

4.4 If a Payment has not been made within 7 days of becoming due then notwithstanding the Licensors right to determine this Licence interest shall be levied on the outstanding amount at the rate of 2% per month, before as well as after any judgment.

4.5 All amounts contained in this Agreement are exclusive of any GST, the cost of which will be borne by the Licensee, if applicable.

4.6 All sums payable pursuant to this Agreement shall be calculated in US Dollars and shall be paid to Licensor in US Dollars.

4.7 The payments are to be paid to the Licensor's bank account as nominated by the Licensor in writing from time to time.

4.8 All sums shall be paid in full without deductions, except only for such levies, duties or imposts as Licensee is legally bound to withhold but in such event the sum shall be grossed up by an amount equal to any withholding tax that the Licensee may have been obliged to deduct.

5 Accounting and payment

5.1 Licensee shall keep at its usual place of business records of account sufficient to enable accurate calculations of payments due to Licensor under this Agreement and shall produce a statement certified by the Licensee's auditors thereof no later than 7 days after the Audited Accounts are produced. If there is a dispute as to the amount to be paid, the parties shall select an independent accountant to be agreed between them or in default of agreement to be appointed by the Accounting and Corporate Regulatory Authority of Singapore to inspect the records of the Licensee, on reasonable notice and during regular business hours, and to verify the Licensee's statements and payments due under this Agreement. If the inspection reveals that any statement or payment has not been rendered or made in accordance with this Agreement, or that any statement rendered or payment made by Licensee was inaccurate, then Licensee shall pay the cost of the inspection without prejudice to any other remedies or claims of Licensor. The independent accountant shall not be authorised to disclose to the Licensor any information other than information relating to royalties owed by the Licensee under this Agreement. The Licensor shall maintain in confidence and shall oblige the independent accountant to maintain in confidence all information received under this Clause. The decision of the independent accountant as to the amount of royalties to be paid shall, in the absence of manifest error, be final and binding upon the parties and if the Audited Accounts are not produced within 28 days of the date they are due then the Licensor may terminate this Licence by written notice to the Licensee without prejudice to any claims for fees that may be due up to the date of

determination.

5.2 The Licensee shall procure that full and accurate records of all plantings pursuant to this Licence shall be forwarded to the Licensor as such plantings take place and shall if required at any time by the Licensor allow access to all offices and plantations in the Licensed Territory or at any office or business premises of the Licensee wherever situated by any person authorised in writing by the Licensor to enable such party to take copies of any documents and to take records in such form as that party shall require including video and photographs so as to satisfy the Licensees compliance with the terms herein contained.

6 Improvements

6.1 If either party shall at any time devise, discover of acquire rights (independent of the other party) in any improvement it shall to the extent that it is not prohibited by law or by any undertaking given to any other person (other than to an associated company) or by considerations relating to the securing of a patent, promptly notify the other in writing giving details of it and provide to the other such information or explanations as the other may reasonably require to be able effectively to utilise the same and in any case where a party applies for a patent in respect of any such improvement it shall grant to the other for the remaining term of this Agreement a non-exclusive royalty-free licence throughout the Licenced Territory under such application and any patent granted pursuant to it.

6.2 The information that is provided by the Licensor to Licensee under Clause 6.1 shall be subject to the provisions of Clause 7 (Confidentiality).

7 Confidentiality

7.1 Duty of Confidentiality

The Licensee shall hold all Confidential Information of the Licensor in confidence and the Licensor shall hold all Confidential Information of the Licensee in confidence

7.2 Prohibition on Disclosure and/or Misuse of Confidential Information

During the period of this Agreement and afterwards the Licensee will take all steps necessary to preserve the secrecy of the Know-how and shall not disclose it to any third party (except to those of its officers or employees whose duties cannot be fulfilled without such disclosure or to any Affiliate). The Licensee shall ensure that its officers or employees or any Affiliate to whom details of the Know-how are disclosed are made aware of the confidentiality of the Know-how and sign a document in terms approved by the Licensor agreeing not to disclose it to any other third party or otherwise to use it in breach of confidence. Licensee will, if requested, enforce for the benefit of Licensor any remedies available to Licensee for that purpose.

Any other confidential information disclosed by one party to the other in pursuance of this Agreement shall be treated by the recipient in confidence and shall not be used or disclosed to any third party by the recipient without the prior written consent of the disclosing party.

7.3 The provisions of this Clause shall not apply to any information which:

7.3.1 is or later becomes freely available to the public otherwise than through the fault of the recipient or any breach of this Agreement or any other agreement between the parties;

7.3.2 the recipient can demonstrate was in the possession of the recipient prior to its receipt from the other party;

7.3.3 the recipient can demonstrate was independently received from a third party who is free from any obligations to any other party not to disclose it;

7.3.4 the recipient can demonstrate was conceived by the recipient independently of the information received or acquired from the other party; or

7.3.5 the recipient is bound by applicable laws or regulations to disclose.

7.4 Any sale of any plant material to any third party other than an Affiliate shall be subject to a separate licensing or sale agreement that will prohibit the multiplication of plants without the payment of royalties as provided for in clause 4 (2) of this Agreement.

7.5 This Clause shall survive termination of this Agreement for as long as the Know-how is not as a whole freely available to the public.

7.6 All parties hereto acknowledge the signing and execution of a Non Disclosure and Non Competition agreement on February 25th 2009 that serves to better position the Parties as to their respective obligations and actions pertaining to this Section 7.

8 Intellectual Property

8.1 Licensor IP

The Licensee expressly acknowledges that all Licensor IP is owned by, the Licensor as the case may be. The Licensee may use Licensor IP only to the extent expressly permitted by this Licence Agreement.

8.2 Ownership of Future IP

Future IP which may arise as a consequence of the performance of this Agreement or further research and development that is conducted by ArbourTech, shall vest on its creation in the Licensor and is subject to the licence to the Licensee under clause 2.2.. The parties agree to execute any documentation and assignments/licenses necessary to give effect to this clause. For the avoidance of doubt Genetic material, Mother stock or strains supplied by ArbourTech directly and then modified with the Polyploidisation Process on behalf of CC, STAR will retain all ownership and intellectual rights to the modified species.

8.3 Warranties by the Licensor

The Licensor hereby unconditionally warrants (with full title guarantee) that it has the right to grant any of the rights it has purported to grant under this Agreement. The Licensor further warrants that it has entered

into all necessary assignments, licenses and transactions with ArbourTech or other third parties necessary to give full effect to the terms of this Licence.

8.4 To the extent permitted by law, all conditions and warranties implied by law are excluded. If such condition or warranty may not be lawfully excluded, the Licensor's liability for any breach of such a condition or warranty shall be limited to resupplying the Products to which the breach relates, or the cost of resupply of the Products.

9 Audit

9.1 The Licensor shall have a right to access the offices at the Licensee's Records address and solely those documents and records relating to this agreement, for a reasonable period and with reasonable frequency, and save where the Licensor has reason to believe that relevant records are being intentionally withheld with a minimum 24 hour warning for the purposes of conducting an audit during normal business days and working hours. If any irregularities in the payment of royalties or in compliance with any obligations under this Agreement are identified, then the Licensee shall become immediately liable to remedy such irregularity or non-compliance of same within 30 days of demand.

The cost of these audits shall be borne by both parties unless a significant variation is uncovered where the cost of the audit will be borne by the party making the error. A significant variation shall be viewed in this section to be over 10% error. Any dispute that arises where the error is not clear may be referred to arbitration, as stated in clause 24.

10 Infringement

10.1 The Licensee shall upon becoming aware of a suspected infringement or any unauthorised use or threatened use of the Licensor IP, Know-how or Confidential Information promptly notify the Licensor and provide full particulars thereof. If such infringement or use consists of any act which (if done by Licensee) would be within the scope of the licence granted by Clause 2 above. Licensor and Licensee shall (within a reasonable time of such notification) consult together with a view to agreeing upon an appropriate course of action.

10.2 Licensee shall give Licensor all such assistance as Licensor may require, at the Licensee's cost and subject to reimbursement of the Licensee's costs by the Licensor on an indemnity basis, in taking action against any suspected infringements.

11 Indemnities

11.1 Neither Licensor nor its servants or agents shall be liable to satisfy any claims, contractual or otherwise (including claims for negligence of Licensor, its servants or agents but excluding claims for liability for personal injury resulting from negligence) made by Licensee arising out of this Agreement or anything done under it. Licensee undertakes to make no claim in contract or otherwise against Licensor, its servants or agents, in respect of any cost, expenses or damages incurred or any loss suffered (including consequential loss which term includes loss of profits or of business) by Licensee.

11.2 Licensee shall indemnify Licensor against all liability, loss, damages, costs or other expenses incurred or suffered by Licensor as a result of the modification and commercial exploitation of the Products by Licensee or on its behalf or authority without Licensor's consent or for any purpose other than as set out in this Agreement.

11.3 Licensee shall hold Licensor harmless from all liability (including, without limitation, liability for damage caused to Licensees or users) arising out of the manufacture, use or sale of any Licensed Product by Licensee.

12 Term and termination

12.1 This Agreement shall come into effect on the Effective Date and unless terminated earlier under the following provisions of this Clause shall remain in force together with any sub-licence(s) granted under it until the 15th anniversary of the Effective Date for the term stated in clause 2.4.

12.2 Notwithstanding the provisions of clause 5 above the Licensor may by notice in writing terminate this Agreement without being required to give any or any further notice in advance of such termination if:

12.2.1 the payment referred to in clause 4 for any year is not made by the Licensee;

12.2.2 payments, debts, costs awarded by a Court in a dispute or audit or other payments are not paid on the due date; or

12.2.3 Licensee is in breach of any other obligations or undertakings to be performed or observed by it and, if such breach is capable of remedy, Licensee has not remedied or caused such breach to be remedied within 30 Business Days of receipt of notice from Licensor to do so; or

12.2.4 a receiver, administrator or administrative receiver, is appointed over the whole or any part of Licensee's assets, or an order is made or a resolution passed for winding-up Licensee (unless such order or resolution is part of a voluntary scheme for the reconstruction or amalgamation of Licensee as a solvent corporation and the resulting corporation, if a different legal entity, undertakes with Licensor to be bound by the terms of this Agreement) or Licensee otherwise becomes subject to or takes advantage of the bankruptcy or insolvency laws applicable to it.

12.3 On any termination of this Agreement:

12.3.1 the Licensor's existing rights in its Intellectual Property shall continue to subsist;

12.3.2 that if the result of clause 12.2.3 or 12.2.4 the Licensee's share of any ownership in Future IP except that which the Licensee has developed on its own (set out in clause 8.2 above) shall be forfeited immediately, whereupon the Licensee's share shall revert to Licensor, and the Licensee agrees that it shall execute all assignments and waivers necessary to give effect to this sub-clause, within 14 days of receipt of written notification of such forfeiture that is issued by the Licensor.

12.3.3 the accrued rights or remedies of any of the parties arising in any way out of this Agreement up to the date or expiry or termination including the obligation of the Licensee to make payments that would otherwise be payable under this Agreement, would remain enforceable and unaffected;

12.3.4 Licensee shall immediately cease further use of the Polyploidisation Process and related Propagation processes and forthwith return to Licensor all of the information which is in tangible form and destroy (and certify such destruction to Licensee) any Know-how which is programmed in any computers, in accordance with any demand made by the Licensor;

12.3.5 Licensee shall have the right, for six months from the date of termination of this Agreement, to sell or use stocks of any Licensed Product manufactured prior to the date of termination save that (i) at the expiration of such time any existing stocks will be destroyed, (ii) if any land upon which the polyploidy Paulownia has been grown is sold or any lease to use the land by the Licensee is terminated then any such polyploid stocks remaining will be destroyed.

12.3.6 Sums payable under the above sub-Clause shall be paid to Licensor within six calendar months after the date of termination and Licensee shall at the same time pay any outstanding sums and render statements in respect of any Licensed Product sold, put into use or otherwise disposed of prior to the date of termination;

12.3.7 the above provisions of this Clause relating to the payment of sums and the rendering and auditing of accounts and other information, shall remain in force as long as may be necessary in order to fulfill the outstanding obligations of both parties; and

12.3.8 the provisions of Clause 7 (Confidentiality) and Clause 11 (Indemnities) shall remain in force.

12.4 The provisions of this Clause shall apply to any sub-licenses granted by Licensee under this Agreement, to the intent that Licensor shall have the same rights in respect of sub- licensees as it has in respect of Licensee.

13 Warranty

13.1 Licensor hereby warrants that the minimum exponential growth of Paulownia Fortunei and Elongata mother stock supplied by Arbourtech shall be approximately 28% and in the event that independent testing by an accredited third party such as the University of Queensland and as mutually agreed upon by both Parties, using the correct and appropriate trial procedure recommended by them is conducted after 18 months from the day of planting recognizing the site selection and the soil in the site planted having been pre approved by ArbourTech as being suitable for the cultivation of the strain of plants selected and in the event that such exponential growth is less than 28 % then the parties hereto will negotiate an reimbursement of the licence fee referred to in clause 4.1 above according to the following formula

A = actual growth rate
B = resultant fraction

$$\frac{100}{A} = B$$

A x B = % of maintenance fee to be referred to pursuant to clause 4.2

13.2 The Licensor warrants that it will not provide information on or samples of the mother stock from any new species of plant produced from genetic material produced by the Licensee nor provide material to any third party for the purpose of being cultivated to produce bio mass for the use in the generation of electricity. In the event that the Licensee does not commence planting of any new species developed by ArbourTech on behalf of the Licensee within an 18 month period from the date such species were supplied for micro propagation, then this clause will be considered null and void. Furthermore, the Licensee will be required to achieve certain benchmarks as outlined in Schedule 1 in order to retain its rights as described herein.

14 Waiver

No delay or forbearance by any party in exercising any right or remedy arising under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

15 Whole agreement

This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Licensee acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, the Licensee agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute). In this sub-clause "this Agreement" includes all documents entered into pursuant to this Agreement.

16 Rights of third parties

This Agreement does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it except to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.

17 Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

18 No partnership

Unless otherwise expressly stated, nothing in this Agreement shall create a partnership or joint venture between the parties to it and neither party shall enter

into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

19 Further assurance

At any time after the date of this Agreement the parties shall, and shall use their best endeavors to procure that any necessary third party shall, at the cost of the party execute such documents and do such acts and things as the party may reasonably require for the purpose of giving to the party the full benefit of all the provisions of this Agreement.

20 Severance

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

21 Force majeure

21.1 The obligations of each party under this Agreement shall be suspended during the period and to the extent that such party is prevented from or hindered in complying with it or them by any cause beyond its reasonable control including, without limitation, strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, break-down of plant or machinery, fire, flood or storm.

21.2 If any such cause or event prevents Licensee from or hinders Licensee in complying with its obligations under this Agreement for a continuous period of six months, Licensor shall have the right to terminate this Agreement on giving Licensee six months' written notice. This Agreement will automatically terminate on expiry of the said further six month period unless, during that period, Licensee is no longer prevented from or hindered in complying with its obligations hereunder and is, before the end of that period, again complying with its obligations.

22 Governing law

23.1 This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of the Republic of Singapore and the Courts of Singapore shall have non exclusive jurisdiction thereto.

23 Service of Proceedings

23.1 Service of Process on Star

Without prejudice to any other mode of service, Star appoints Oriental Development Services Pte Ltd of 161 Killiney Road, #03-01 Claremont, Singapore 239569, as its agent for service of process relating to any proceedings before the courts of any jurisdiction referred to in this agreement

23.2 Service of Process on Clenergen

Without prejudice to any other mode of service, Clenergen consents to the service of process relating to any proceedings before the courts referred to in this Agreement by the posting of a copy of the process to Clenergen, c/o Christopher Yong of Legal 21 LLC, 4 Robinson Road, #10-01 CGU Insurance Centre, Singapore 048543 and to Bath House, 8 Chapel Place, London EC2 3DQ.

24 Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement :

24.1 must be in writing and signed by a person duly authorized by the sender;

24.2 must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered mail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender;

(i) To Star

c/o Oriental Development Services Pte Ltd
(Attention : Stephen von Peltz)
161 Killiney Road
#03-01 Claremont
Singapore 239569
Fax : +65 6734 4815
E-mail : svp@orientalgroup.sg

(ii) To Clenergen

Mark Quinn
c/o Representative Office
Clenergen Corporation
Bath House
8 Chapel Place
London EC2 3DQ
United Kingdom
Fax : +44 0 207 657 3275
E-mail : mquinn@clenergen.com

and

Christopher Yong
Legal 21 LLC
4 Robinson Road
#10-01 CGU Insurance Centre
Singapore 048543
Fax : +65 6532 4800
E-mail : chrisyong@legal21.com.sg

24.3 will be taken to be duly given or made :

(i) in the case of delivery by post two Business days after the date of posting (if posted to an address in the same country) or seven Business days after the date of posting (if to an address in another country)

(ii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant

number of pages and the correct destination fax machine number and indicating that the transmission had been made without error

24.4 but if the result is that the Notice would be taken to be given or made on a day which is not a Business Day in the place to which the Notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next Business day in that place.

25 Arbitration

25.1 The parties hereby agree that firstly any dispute or difference arising in connection with this agreement shall be referred to and finally determined by arbitration in Singapore under the rules of the Singapore International Arbitration Centre.

25.2 Each party attending the Arbitration may be legally represented and the Arbitrator must seek submissions from each party and cause those submissions to be exchanged in advance of the Arbitration. The costs of the arbitration are to be met equally by the parties and the decision of the Arbitrator will be final and binding on the parties and will form a condition of this Agreement as if it was set out in this Agreement as a condition.

25.3 The Licensor's appointed agent in Singapore for service would be: Stephen von Peltz of 161 Killiney Road, #03-01 Claremont Singapore 239569 or such other person who shall be notified in writing to the Licensee by registered post.

25.4 The Licensee's appointed agent in Singapore for service would be: Christopher Yong of Legal 21 LLC, 4 Robinson Road, #10-01 CGU Insurance Centre, Singapore 048543 or such other person in Singapore who shall be notified in writing by registered post to the Licensor.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED SEALED and DELIVERED by

STEPHEN VON PELTZ

for and on behalf of

Star Biotechnology Limited

in the presence of:

____

Witness' signature

Name:

Address:

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED SEALED and DELIVERED by

[ ]

for and on behalf of

CLENERGEN CORPORATION

in the presence of:

____

Witness' signature

Name:

Address:

SCHEDULE 1

BENCHMARKS

Clenergen are preparing to conduct trials of 18 000 polyploidy mother stock and 6 000 parent stock during the calendar year 2010 on the basis that they expect to be able to plant after the February/March monsoon in 2010. Clenergen will need nine months of trials to justify multiplication and micro propagation of the mother stock on the basis that they are provided with 18 000 polyploidy mother stock by the end of December 2009.

Clenergen do not envisage mass micro propagation taking place until January 2011 but expect as their commercial intention to plant 2 000 acres during calendar year 2011.